Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-112374, 333-144790, 333-151991, 333-161814, 333-230130, and 333-275367 on Form S-8 and No. 333-144789 on Form S-3) of our reports dated February 27, 2024, with respect to the consolidated financial statements of Nelnet, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Lincoln, Nebraska
February 27, 2024